Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Verona Pharma plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection With Unheld Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, nominal value £0.05 per share(1)	Rule 457(r)	(2)(3)	(2)	(2)	(4)	(4)
Fees to be Paid	Debt	Debt Securities	Rule 457(r)	(2)	(2)	(2)	(4)	(4)
Fees to be Paid	Other	Warrants	Rule 457(r)	(2)	(2)	(2)	(4)	(4)
Fees to be Paid	Other	Units	Rule 457(r)	(2)	(2)	(2)	(4)	(4)
Fees to be Paid	Equity	Ordinary Shares, nominal value £0.05 per share(1)	Rule 457(o)	$200,000,000	N/A	$200,000,000	0.00011020	$22,040.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Ordinary Shares, nominal value £0.05 per share(1)	Rule 457(p)	$40,555,644	N/A	$40,555,644	0.0001091	$4,424.62(5)
		Total Offering Amounts				$200,000,000(5)		$22,040.00
		Total Fees Previously Paid						—
		Total Fee Offsets						$4,424.62
		Net Fee Due						$17,615.38

(1)	Ordinary shares may be represented by the registrant’s American Depositary Shares, or ADSs.
(2)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional (a) Ordinary Shares, (b) Debt Securities, (c) warrants to purchase Ordinary Shares, preferred stock, or other securities of the registrant, and (d) units consisting of some or all of these securities in any combination is being registered as may be issued from time to time and upon conversion of any Debt Securities that are convertible into Ordinary Shares or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.
(3)	Includes rights to acquire Ordinary Shares under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)	In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.
(5)	The $200,000,000 of securities registered pursuant to this registration statement includes $40,555,644 of Ordinary Shares represented by ADSs, that may be issued and sold under a certain sales agreement with Jefferies LLC, or Sales Agreement. We paid a registration fee of $27,250.00 at the time a registration statement on Form S-3 (File No. 333-254530) was initially filed for $250,000,000 of securities, including $125,000,000 of Ordinary Shares represented by ADSs that may be issued and sold pursuant to the prospectus supplement included in such registration statement, or the Previous ATM Prospectus Supplement. As of the date of this registration statement, we have sold $59,444,356 pursuant to the Previous ATM Prospectus Supplement. We are registering the offer and sale of the remaining $40,555,644 that has not been sold pursuant to the Previous ATM Prospectus Supplement.